Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement"), dated December 29, 2023, is made and entered into by and between CARMELL CORPORATION, a Delaware corporation (the "Company") and Rajiv Shukla ("Executive''), and will be deemed effective as of July 15, 2023 (the "Effective Date"), each of the Company and Executive a "party" and together, the "parties".

Introduction

WHEREAS, Executive is currently employed by the Company as its Chairman and Chief Executive Officer;

and

WHEREAS, the parties desire to enter into this Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.
Position. Executive will continue to serve as the Chief Executive Officer of the Company and will continue to report to the board of directors of the Company (the "Board''). In addition to performing the duties and responsibilities associated with that position, from time to time, the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position. Executive agrees to perform his duties and to the furtherance of the Company's interests. Executive also agrees that during his employment with the Company, he will not engage in any other employment, consulting or business services without the written consent of the Board; provided, however, that without such consent, Executive may engage in charitable or public service, including serving on up to a maximum of three (3) boards. A list of pre-approved activities in which Executive may engage in is set forth as Exhibit A hereto, which shall be updated time to time to reflect any additional activities consented to be the Company subsequent to the Effective Date, if any. Compensation received by Executive in connection with any outside activities shall be the exclusive property of Executive. The Company also expects that Executive will continue to serve, as a member of the Board while employed as the Chief Executive Officer of the Company, subject to re election by the Company's stockholders from time to time. The Company will nominate Executive for election to a seat on the Board for as long as Executive continues to serve as Chief Executive Officer, provided that, notwithstanding any other provision of this Agreement, the failure of the Company's stockholders to re-elect Executive will not be construed as a termination by Executive for "Good Reason" under Section 13(g).
2.
Term. Executive's employment pursuant to this Agreement will continue until terminated in accordance with Section 9 hereof.
3.
Place of Performance. Executive may work remotely from his residence in Florida; provided, however, that Executive understands and agrees that he may be required to travel from time to time for business purposes.
4.
Compensation. This is a full-time exempt position. The Company will pay Executive an annual compensation package that is equivalent to an annual rate of$425,000 ("Total Annual Compensation"). The Total Annual Compensation shall be reviewed on an annual basis by the Compensation Committee of the Board (the "Committee") and may be adjusted from time to time by the Committee. The Total Annual Compensation shall be paid in a mix of cash and stock as follows: 75% of the Total Annual Compensation shall be paid in cash (i.e., $318,750) (the "Base Salary''), payable in accordance with the Company's standard payroll schedule and subject to deductions and withholdings, with the remaining 25% of the Total Annual Compensation to be paid quarterly in arrears in the form of fully vested shares of the Company's common stock (the "Common Stock") on the last day of the applicable quarter, with the number of shares of Common Stock to be determined by dividing the applicable amount of the Total Annual Compensation by the average of the daily volume weighted average price of the Common Stock over the quarter immediately preceding and ending on the date prior to the date of grant.
5.
Annual Bonus. For each calendar year ending during his employment, Executive will have the opportunity to earn an annual bonus with a target amount of 50% of the Total Annual Compensation in effect at the end of the applicable year (the "Target Bonus"). The actual bonus payable to Executive, if any, with respect to any year may

Exhibit 10.1

be more or less than the Target Bonus and will be determined by the Board, in its sole discretion, based on the satisfactory achievement of corporate and/or personal objectives established by the Committee. Except as otherwise provided herein or determined by the Committee, payment of any otherwise Earned Bonus (as defined in Section 10 below) will be paid no later than March 15 of the year following the year to which the Earned Bonus relates and will be conditioned on Executive's continued service through the date that annual bonuses are paid to the Company's executive officers generally with respect to the applicable year. The Earned Bonus, if any, shall be in an amount equal to 75% of the Earned Bonus in cash, with the remaining 25% of the Earned Bonus to be paid out in the form of fully vested shares of the Company's common stock (the "Stock Portion''), with the number of shares of issued to be determined by dividing the Stock Portion by the average of the daily volume weighted average price of the Common Stock over the quarter immediately preceding and ending on the date prior to the date of grant.

6.
Equity Incentives. On October 19, 2023, Executive was granted an option to purchase 426,878 shares of Common Stock with an exercise price equal to the closing market price as of the date of such grant, subject to the terms of the Carmell Therapeutics Corporation 2023 Long-Term Incentive Plan and the form of stock option agreement thereunder. Executive may receive additional equity awards, at times and on terms determined by the Committee in its discretion. Nothing set forth in this Agreement shall amend, revoke or otherwise change anything related to Executive's existing outstanding equity awards made prior to the Effective Date.

7.
Benefits; Business Expenses.

(a)
Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.

(b)
The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time. Further, Executive's reasonably incurred expenses between the Company's executive offices in Pittsburgh, Pennsylvania and Executive's home office identified in Section 3 shall be reimbursed by the Company on a monthly basis.

8.
Restrictive Covenants Agreement. To induce the Company to enter into this Agreement, as a condition to Executive's continued employment by the Company, and in recognition of (I) the compensation payable to Executive pursuant to this Agreement, and (ii) such other consideration payable to Executive by the Company or any of its affiliates, Executive must sign and return to the Company no later than the Effective Date the restrictive covenants agreement attached hereto as Exhibit B (the "Restrictive Covenants Agreement").

9.
Termination.

(a)
Executive's employment hereunder shall terminate on the earliest of: (a) on the date set forth in a written notice to Executive from the Board that Executive's employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Board that Executive's employment is terminated on account of Executive's Disability, as determined by the Board. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

(b)
Upon cessation of Executive's employment for any reason, unless otherwise consented to in writing by the Board, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.

(c)
Upon any cessation of Executive's employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 10 below.+

(d)
Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice

Exhibit 10.1

from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive's cooperation so as not to materially interfere with his other professional obligations.

(e)
Executive agrees that, upon any cessation of his employment, he will deliver to the Company (and will not retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (a) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.
10.
Rights Upon Termination.

(a)
Termination without Cause. If Executive's employment by the Company ceases due to a termination by the Company without Cause (as defined below) or resignation by Executive for Good Reason other than during a Protected Period:

(i)
the Company shall pay to Executive the Accrued Obligations (as defined below) at the time such Accrued Obligations would otherwise be paid according to the Company's usual payroll practices;
(ii)
defined below) in cash;

to the extent then unpaid, the Company shall pay to Executive the Earned Bonus (as

(iii)
the Company shall pay to Executive the Pro Rata Bonus (as defined below);

(iv)
the Company shall make monthly cash severance payments equal to one-twelfth of Executive's Base Salary as in effect immediately prior to such cessation of employment for a period equal to the Severance Period; and

(v)
if Executive is eligible for, and validly elects to receive, continuation coverage under the Company's group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay or reimburse the applicable premium otherwise payable for COBRA continuation coverage for Executive and his eligible dependents, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage until the earlier of (x) the end of the Severance Period, or (y) such date as Executive becomes eligible for group health insurance through another employer.

(b)
Termination during Protected Period. If Executive's employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason (as defined below), and in each case, if such cessation of employment occurs during a Protected Period (as defined below), then in addition to the benefits and payments described in Sections l0(a)(ii)- 10(a)(v) (increased as applicable for the longer Severance Period for a termination during the Protected Period), (x) the Company shall pay to Executive an amount equal to the Target Bonus for the fiscal year in which such termination of employment occurs (whether or not such Target Bonus was expected to be achieved had Executive remained employed), and (y) all outstanding equity awards that are subject to vesting based solely on the passage of time and Executive's continued employment shall become vested upon the later of the date of Executive's cessation of employment and the first Change in Control that occurs during the Protected Period.
(c)
Other Terminations. If Executive's employment with the Company ceases for any reason other than as described in Sections 10(a) and 10(b) above (including but not limited to (i) termination by the Company for Cause, (ii) resignation by Executive other than for Good Reason,

(iii) termination as a result of Executive's Disability, or (iv) Executive's death), then the Company's obligation to Executive will be limited solely to the payment of the Accrued Obligations through the date of such cessation of employment; provided, however, that in the event of Executive's death or Disability, the Company's obligation shall also include the Earned Bonus and the Pro Rata Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The foregoing will not be construed to limit Executive's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

(d)
Other Provisions Related to Severance Benefits.

Exhibit 10.1

(i)
Except as otherwise provided in Sections 10(a)-(b) or pursuant to COBRA, all compensation and benefits will cease at the time of Executive's cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment.

(ii)
The payments and benefits described in Sections 10(a)-(b) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

(iii)
Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 10(a)(ii)- 10(a)(v) and Section 10(b) are conditioned on Executive's execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive's cessation of employment, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”) and on Executive's continued compliance with the provisions of the Restrictive Covenants Agreement.

(iv)
Subject to Section 11 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (w) the Earned Bonus under Section 10(a)(ii) will be paid on the later of the sixty-fifth (65th) day following Executive's cessation of employment (the "Settlement Date") or the date such annual bonus would have otherwise been paid, absent Executive's cessation of employment; (x) the Pro Rata Bonus under Section 10(a)(iii) will be paid on the date such annual bonus would have otherwise been paid, absent Executive's cessation of employment; (y) the salary continuation and COBRA premium payments described in Sections 10(a)(iv)- 10(a)(v) and Section 10(b) will commence to be paid on the Settlement Date, provided that (A) the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive's cessation of employment, and (B) in case of a termination under Section 10(b), the benefit described in Section 10(a)(iv) will be paid in a single lump sum on the Settlement Date rather than as monthly severance payments; and (z) the payment of the Target Bonus amount described in Section 10(b)(x) will be paid on the Settlement Date. Notwithstanding the foregoing, if a termination of employment under Section 10(b) occurs during the portion of the Protected Period that is before the date of a Change in Control, then (I) salary continuation payments will commence under Section 10(a)(iv) as described above on the Settlement Date, and the lump sum payment of any additional amount in accordance with Section 10(b) and clause (B) above will be made as soon as administratively practicable (not more than ten days) after the date of the Change in Control, reduced by any amounts paid in accordance with Section 10(a)(iv) before that date in order to avoid duplication of benefits, and (II) the Target Bonus amount will be paid at the later of the Settlement Date or as soon as administratively practicable (but no more than ten days) after the date of the Change in Control.

11.
Section 409A.

(a)
The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.
(b)
Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. 10(a) or Section 10(b) above will be payable until Executive has a "separation from service" from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A- 3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his "separation from service," then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive's "separation from service" (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § l.409A-l(b)(9)(iii) (or any successor provision) to amounts payable hereunder.

(c)
Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a "deferral of compensation" within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the

Exhibit 10.1

reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12.
Section 280G.

(a)
Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a "Payment," and collectively, the ''Total Payments"), would subject Executive to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, "Parachute Ratio" means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.
(b)
All determinations required to be made under this Section b including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the "Accounting Firm'') which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Company or Executive that there has been or will be a Payment, or such earlier time as is requested by the Company or Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the "change in control of the Company" (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
13.
Certain Definitions. For purposes of this Agreement:

(a)
"Accrued Obligations" mean any portion of Executive's Base Salary payable for the payroll period in which Executive's termination of employment occurs for service prior to the termination date (provided that, any portion of the Base Salary that would have been paid in shares of Common Stock in accordance with Section 4 shall be paid in cash), and any business expenses properly incurred but not yet reimbursed, as provided for in Section 7(B).

(b)
"Cause" means (i) Executive's refusal to comply with any lawful directive or policy of the Company and which is of the type consistence with Executive's positions within the Company, which refusal is not cured by Executive within ten (10) days of such written notice from the Company; (ii) the Company's determination that Executive has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any subsidiary or affiliate; (iii) a material breach by Executive of any written agreement with or any fiduciary duty owed to any Company or any subsidiary or affiliate; (iv) Executive's commission of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) Executive's habitual or repeated misuse of, or habitual or repeated performance of Executive's duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances.

(c)
"Change in Control" will have the meaning set forth in the Carmell Therapeutics Corporation 2023 Long-Term Incentive Plan.

(d)
"Code" means the Internal Revenue Code of 1986, as amended.

Exhibit 10.1

(e)
"Disability" means a condition entitling Executive to benefits under the

Company's long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, "Disability" will mean illness, incapacity or a mental or physical condition that renders Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that Executive held or the tasks that Executive was assigned at the time the disability commenced, as determined in good faith by a physician mutually acceptable to the Company and Executive, for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period. Termination as a result of a Disability will not be construed as a termination by the Company "without Cause."

(f)
"Earned Bonus" means the bonus amount (if any) earned under Section 5 with respect to the fiscal year ended immediately prior to the cessation of Executive's employment, to the extent unpaid.

(g)
"Good Reason" means: (i) a reduction in the Base Salary, as then in effect, other than in connection with the same percentage across-the-board decrease in base salaries applicable to other key executives; (ii) the Company's material breach of this Agreement, or (iii) a relocation of Executive's principal workplace by more than 30 miles; provided, however, that no such event will constitute Good Reason unless (x) Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes "Good Reason" within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that Executive believes to constitute "Good Reason" and identifies the particular clause of this Section 13(g) that Executive contends is applicable to such act or failure to act; (y) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate "Good Reason" for the termination by Executive of Executive's employment relationship with the Company; and (z) Executive resigns from the employ of the Company on or before that date that is 12 months after the initial existence of the act or failure to act by the Company that constitutes "Good Reason." If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive from the employ of the Company shall not be deemed to have been for "Good Reason" Executive shall not be entitled to any of the benefits to which Executive would have been entitled if Executive had resigned from the employ of the Company for "Good Reason," and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to Executive under this Agreement had Executive resigned with "Good Reason."

(h)
"Pro Rata Bonus" means the bonus amount (if any) earned under Section 5 with respect to the fiscal year of Executive's cessation of employment based on actual performance results, prorated based on (i) the number of days in such fiscal year through the date of such termination of employment, divided by (ii) the total number of days in such fiscal year.

(i)
"Protected Period" means the eighteen (18) month period that begins on the date that is three (3) months prior to the date of a Change in Control.

(j) "Severance Period" means twelve (12) months. Notwithstanding the foregoing, with respect to a cessation of employment due to a termination by the Company without Cause or resignation by Executive for Good Reason that occurs (in either case) during the Protected Period, "Severance Period" shall mean eighteen (18) months.

14.
Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

15.
Indemnification. In addition to any rights to indemnification to which Executive may be entitled under the Company's governing documents, the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for Executive's benefit on the same terms as applicable to other directors and C level executives of the Company.

16.
Confidential Information.

(a)
During Executive's employment and at all times following the termination of Executive's employment for any reason, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any confidential or proprietary information pertaining to the business of the Company, including, without limitation, know-how; trade secrets; customer lists; pricing policies; operational methods; and other information relating to products, processes, past, current and prospective customers or other third parties, services and other business and financial affairs

Exhibit 10.1

(collectively, the "Confidential Information"), in each case to which Executive has had or may have access or which Executive developed or may have developed. Notwithstanding anything in this Agreement or any other Company document to the contrary, Executive shall be permitted, and the Company acknowledges Executive's right, to divulge, disclose, or make accessible to Executive's counsel any Confidential Information that, in the good faith judgment of Executive (or Executive's counsel), is necessary or appropriate in order for counsel to evaluate Executive's rights, duties or obligations under this Agreement or in connection with Executive's status as an officer and/or director of the Company.
(b)
In the event that Executive receives a request or is required to disclose all or any part of the Confidential Information to a third party (other than Executive's counsel), Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement; (b) consult with the Company, at the Company's request, on the advisability of taking legally available steps to rest or narrow such request or requirement; and (c) assist the Company, at the Company's request and expense, in seeking a protective order or other appropriate remedy. In the event that such assistance from Executive pursuant to this provision or otherwise waives compliance with the provisions hereof, Executive shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by Executive not permitted by this Agreement. Further, nothing in this Agreement or any other agreement by and between the Company and Executive shall prohibit Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Security and Exchange Commission ("SEC"), Equal Employment Opportunity Commission or a state or local commission on human rights, or any self-regulatory organization, regarding possible violations of law, including criminal conduct and unlawful employment practices or

(iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, in each case without advance notice to the Company.

(c)
Pursuant to 18 U.S.C. §1833(b), Executive acknowledges that Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive's attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Executive (l) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

17.
No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

18.
Taxes. All compensation payable to Executive are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive's tax liabilities, and Executive not make any claim against the Company or its board of directors related to tax liabilities arising from his compensation.

19.
Entire Agreement; Assignment; Amendment.

(a)
This Agreement, together with the Restrictive Covenants Agreement, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to Executive's employment by the Company, including without limitation the Prior Agreement.

(b)
The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle Executive to severance benefits under Sections 10(a), 10(b) or otherwise, whether or not Executive accepts employment with the assignee.

Exhibit 10.1

(c)
This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.

20.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

21.
Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive's employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA"), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys' fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and will share equally the fees of the arbitrator.

22.
Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.

23.
Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company's personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

24.
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

This Agreement has been executed and delivered on the date first above written.

Carmell Corporation

By: /s/ Kathryn Gregory

Name: Kathryn Gregory

Title: Independent Director

Executive

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Exhibit 10.1

Annexure A:

Sole Owner, Constellation Alpha Holdings LLC: holding company for my private investments

Partner, SPAC Research (own 33%)

Board Directors, Humacyte